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                                                                    Exhibit 3.40

                            CERTIFICATE OF FORMATION
                                       OF
                            WEIDER PUBLICATIONS, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the "Company"), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

     1.   The name of the limited liability company is Weider Publications, LLC

     2. The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.

     3. Until such time as the members of the Company enter into a limited liability company agreement, Bernard Cartoon shall be deemed an authorized person of the Company and shall have the power and authority to execute contracts and other instruments and take such other actions on behalf of the Company.

Executed on 11/25, 2002.

                                   /s/ Bernard Cartoon
                                   _______________________________________
                                              Bernard Cartoon
                                             Authorized Person